Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 19, 2016 and effective as of August 19, 2016 (the “Effective Date”), by and between Echo Global Logistics, Inc., a Delaware corporation (the “Company”), and Douglas R. Waggoner (“Waggoner”).

WHEREAS, the Company has employed Waggoner, most recently as Chief Executive Officer of the Company;

WHEREAS, the Company and Waggoner were parties to an amended and restated employment agreement dated October 7, 2013 (the “Prior Agreement”); and

WHEREAS, the parties desire to enter into a new employment agreement reflecting the terms of Waggoner’s continuing employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.                                      Employment; Position and Duties.  The Company agrees to continue to employ Waggoner, and Waggoner agrees to continue to be employed by the Company, upon the terms and conditions of this Agreement.  Waggoner shall be employed by the Company as the Company’s Chief Executive Officer reporting to the Board of Directors of the Company (the “Board”).  In this capacity, Waggoner agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner.  Waggoner’s duties shall include all those duties customarily performed by the Chief Executive Officer, as well as those additional duties commensurate with his position as Chief Executive Officer that may be reasonably assigned by the Board.  Waggoner shall comply with any policies and procedures established for Company employees, including, without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Waggoner.

2.                                      Board Meetings.  Waggoner shall be entitled to attend all meetings of the Board; provided, that the Board may exclude Waggoner from all or any portion of a meeting if the Board believes in good faith that such exclusion is reasonably necessary for the effective conduct of business by the Board or management of the Company or to preserve the confidentiality or privileged nature of certain information.

3.                                      Term of Employment.  This Agreement shall become effective, and the Prior Agreement shall have terminated in accordance with its terms, upon the Effective Date.  The terms of this Agreement shall supersede the terms of the Prior Agreement in their entirety. The term of Waggoner’s employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until and expire on December 31, 2019, as may be extended in accordance with this Section 3 and unless earlier terminated by either party, in accordance with the terms of this Agreement.  The Term shall be extended automatically without further action by either party by one (1) additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party, prior to the date that is ninety (90) days before such extension would otherwise have become effective, electing not to further extend the Term (a “Non-

Renewal of the Term”), in which case, Waggoner’s employment shall terminate on the date upon which the extension would otherwise have become effective (unless earlier terminated in accordance with this Agreement).  This Agreement may be terminated by Waggoner or by the Company through a majority vote of the Board, at any time, with or without Cause (as defined below).  Upon the termination of Waggoner’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 5, 7, 8, 9, 10, 11, and 12 of this Agreement. A Non-Renewal of the Term by the Company shall be treated for all purposes under this Agreement as a termination of Waggoner’s employment without Cause.

4.                                      Compensation.  Waggoner shall be compensated by the Company for his services as follows:

(a)                                 Base Salary.  Waggoner shall be paid an initial base salary of $760,000 per year in accordance with the Company’s normal payroll procedures.  Increases in Waggoner’s base salary, if any, shall be as approved by the Board or its compensation committee.

(b)                                 Benefits.  During the Term, Waggoner shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions.  In addition, Waggoner shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.  Waggoner’s vacation benefits shall accrue at a rate not less than four (4) weeks per year.

(c)                                  Incentive Compensation.  In addition to the base salary, Waggoner shall be eligible to receive an annual performance bonus (“Performance Bonus”) to be approved from time to time by the Board or its compensation committee.  The Performance Bonus shall be paid within the two-and-one-half (2½) month period ending on the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year. Waggoner shall also be eligible to participate in the Company’s equity incentive plans, as approved from time to time by the Board or its compensation committee, including the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan, as amended, and any successor plan (the “2008 Plan”).

(d)                                 Expenses.  In addition to reimbursement for business expenses incurred by Waggoner in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Waggoner for the full amount of his medical insurance costs should he elect to participate in the Company’s medical insurance program(s).

(e)                                  Automobile Allowance and Insurance Costs. The Company also agrees to pay, in an amount not to exceed $31,500 in the aggregate annually, a monthly automobile allowance and premiums for a  life insurance policy in effect prior to the Effective Date.  Upon the termination of his employment with the Company, the responsibility for payment of premiums shall revert to Waggoner. Waggoner reserves the right at all times to designate the beneficiary of the policy.

5.                                      Benefits Upon Termination.

(a)                                 Termination for Cause; Termination for Other than Good Reason; Termination Upon Death or Disability.  In the event of the termination of Waggoner’s employment by the Company for

Cause (as defined below), the termination of Waggoner’s employment by Waggoner for any reason other than Good Reason (as defined below), or the termination of Waggoner’s employment by reason of his death or Disability (as defined below), Waggoner shall be entitled to no further compensation or benefits from the Company other than those earned and/or vested under Sections 4(a), 4(b), and 4(c) through the date of termination.  All unvested equity awards issued under the 2008 Plan shall be terminated immediately as of the date of termination.  For the avoidance of doubt, vested equity awards issued under the 2008 Plan and held by Waggoner as of the date of termination shall otherwise remain subject to the terms and conditions of the applicable award agreement(s) and the 2008 Plan.

For purposes of this Agreement, a termination for “Cause” occurs if Waggoner’s employment is terminated by the Company for any of the following reasons:

(i)                                     his material breach of any provision of this Agreement, provided that in those instances in which his material breach is capable of being cured, Waggoner has failed to cure within a thirty (30) day period after notice from the Company;

(ii)                                  theft, dishonesty, or falsification of any employment or Company records by Waggoner;

(iii)                               the reasonable determination by the Board that Waggoner has committed an act or acts constituting a felony or any act involving moral turpitude; or

(iv)                              the reasonable determination by the Board that Waggoner has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business.

For purposes of this Agreement, a termination for “Good Reason” occurs if Waggoner terminates his employment for any of the following reasons and within two years of the initial existence of such reason:

(i)                                     the Company reduces Waggoner’s base salary or incentive compensation opportunity below the levels in effect as of the Effective Date (other than any across-the-board, pro rata reduction of no more than ten percent (10%) applicable to all senior executives of the Company);

(ii)                                  the Company materially reduces Waggoner’s duties or responsibilities below what is customary for a Chief Executive Officer or President of a business that is similar to the Company without Waggoner’s consent, including a requirement that Waggoner report to a corporate officer or employee instead of reporting directly to the Board;

(iii)                               the Company requires Waggoner to relocate his office more than one-hundred (100) miles from the current office of the Company without his consent; or

(iv)                              the Company has materially breached the terms of this Agreement.

If one or more of the above conditions exist, Waggoner must provide notice to the Company within a period not to exceed ninety (90) days of the initial existence of the condition.  Upon such notice, the Company shall have a period of thirty (30) days during which it may remedy the condition.

For purposes of this Agreement, a termination for “Disability” occurs if Waggoner’s employment is terminated due to Disability as defined under the 2008 Plan.

(b)                                 Termination Without Cause or Termination for Good Reason.  If Waggoner’s employment is terminated by the Company without Cause (including due to a Non-Renewal of the Term by the Company), or if Waggoner’s employment is terminated by Waggoner for Good Reason, Waggoner shall be entitled to:

(i)                                     receive an amount equal to the product of two (2) times the sum of (A) Waggoner’s base salary as in effect on the date of termination, and (B) the greater of (x) the average of the three (3) most recent annual Performance Bonuses received by Waggoner preceding the date of his termination or (y) Waggoner’s target annual Performance Bonus in effect as of the date of his termination, payable in equal installments over a twenty-four (24) month period following the termination of Waggoner’s employment in accordance with the Company’s normal payroll procedures, provided, however, that for purposes of this Section 5(b)(i), Waggoner shall be considered to have received a Performance Bonus of $0 for any year in which a Performance Bonus is not actually paid;

(ii)                                  immediate vesting of such portion of outstanding unvested equity awards issued under the 2008 Plan as would have vested based solely on the passage of  time and continued employment had Waggoner remained employed for an additional twelve (12) months following the date of termination, unless the applicable award agreement(s) provides for more favorable vesting treatment in the event of a termination described in this Section 5(b), in which case the terms of the applicable award agreement shall apply and supersede this Section 5(b)(ii) (provided, that any outstanding unvested equity awards issued under the 2008 Plan that would have vested based on performance shall be governed by the terms of the applicable award agreement(s), except as otherwise provided herein); and

(iii)                               if Waggoner qualifies for and elects COBRA continuation coverage with respect to health benefits for Waggoner and his dependents, Waggoner shall receive cash payments equal to the amount of such COBRA premiums for the period ending on the earlier of:  (A) twenty-four (24) months following the termination, (B) the date Waggoner has secured comparable benefits through another organization’s benefits program or (C) the date Waggoner otherwise becomes ineligible for continuation coverage pursuant to COBRA.  Notwithstanding the foregoing, this Section 5(b)(iii) shall cease to apply as of the effective date of any regulation or other guidance under which payment of such component would be deemed to violate any nondiscrimination requirements under the Patient Protection and Affordable Care Act.

For the avoidance of doubt, vested equity awards issued under the 2008 and held by Waggoner as of the date of termination (including awards that vested upon Waggoner’s termination of employment pursuant to this Agreement) shall otherwise remain subject to the terms and conditions of the applicable award agreement(s) and the 2008 Plan.

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 5(b) unless and until Waggoner shall have executed a general release and waiver of claims against the Company (the “Release”), in a form reasonably satisfactory to the Company, and the execution of such Release shall be a condition to Waggoner’s rights under this Section 5(b).  Such Release shall be delivered to Waggoner within ten (10) business days of Waggoner’s termination of employment, and no payments pursuant to Section 5(b) shall be made prior to the date that both (i) Waggoner has delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed; provided however, that any payments that would otherwise have been made prior to such date but for the fact that Waggoner had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the seventy-

fourth (74th) day following Waggoner’s termination of employment.  Waggoner must deliver an original, signed Release to the Company within ten (10) business days (or such longer period if required by law) after receipt of the same from the Company as a condition to receiving any payments or benefits described in Section 5(b).

6.                                      Section 409A.

(a)                                 To the extent that an amount is payable to Waggoner hereunder upon termination of his employment, and to the extent that such amount is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretive guidance issued thereunder (“Section 409A”), (i) such termination of employment under this Agreement shall be construed to mean a “separation from service” as defined in Section 409A, and (ii) except to the extent earlier payment is permitted by Section 409A, if it is determined that Waggoner is a “specified employee” as defined in Section 409A, the Company shall delay the payment of such amount for six (6) months after the termination of his employment (or until his death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A.

(b)                                 This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.  This Agreement shall be construed and interpreted in accordance with such intent.  Each payment made under this Agreement shall be designated as a separate payment within the meaning of Section 409A.  The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A.

7.                                      Change of Control.

(a)                                 If, during the three (3) months prior to the public announcement of a proposed Change of Control, or at any time within twelve (12) months following a Change of Control, Waggoner’s employment is terminated by the Company for any reason other than Cause (including due to a Non-Renewal of the Term by the Company), or terminated by Waggoner for Good Reason, Waggoner shall be entitled to (i) the compensation and benefits outlined under Section 5(b) above, except that (A) the amount payable under Section 5(b)(i) shall be paid, to the extent such amount is not subject to Section 409A, in a lump sum as soon as administratively practicable following the date the Release becomes nonrevocable in accordance with Section 5(b) but not later than the seventy-fourth (74th) day following Waggoner’s termination of employment (the “Exempt Amount”) and (B) any amount payable under Section 5(b)(i) other than the Exempt Amount shall be paid in installments in accordance with Section 5(b), (ii) immediate vesting of all outstanding unvested equity awards issued under the 2008 Plan that would have vested based solely on the passage of time and continued employment, and (iii) immediate vesting of any outstanding unvested equity awards issued under the 2008 Plan that would have vested based on performance at the greater of target or actual performance through the date of the Change of Control. For purposes of the preceding sentence, the portion of the Exempt Amount resulting from application of the “two times/two year” exemption in Treas. Reg. 1.409A-1(b)(9)(iii) shall be allocated to scheduled installments under Section 5(b)(i) in reverse chronological order (beginning with the twenty-fourth (24th) month) until such exemption amount is exhausted.  For the avoidance of doubt, vested equity awards issued under the 2008 Plan and held by Waggoner as of the date of termination (including awards that vested upon Waggoner’s termination of employment pursuant to this Agreement) shall otherwise remain subject to the terms and conditions of the applicable award agreement(s) and the 2008 Plan.  For purposes of this Agreement, a “Change of Control” shall have the same meaning as the term “Change of Control” set forth in the 2008 Plan.

(b)                                 In the event of a Change of Control, Waggoner shall be entitled to immediate vesting of fifty percent (50%) (which percentage shall be applied proportionally to each tranche of unvested equity awards scheduled to vest following the date of such Change of Control) of (i) all outstanding unvested equity awards issued under the 2008 Plan that would have vested based solely on the passage of time and continued employment and (ii) any outstanding unvested equity awards issued under the 2008 Plan that would have vested based on performance (determined using the greater of target or actual performance through the date of the Change of Control); provided, that if the applicable award agreement(s) provides for more favorable vesting treatment in the event of a Change of Control, the terms of the applicable award agreement shall apply and supersede this Section 7(b).  For the avoidance of doubt, vested equity awards issued under the 2008 Plan and held by Waggoner as of the date of a Change of Control (including awards that vested upon a Change of Control pursuant to this Agreement) shall otherwise remain subject to the terms and conditions of the applicable award agreement(s) and the 2008 Plan.

8.                                      Employee Inventions and Proprietary Rights Assignment Agreement.  Waggoner agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Waggoner and attached hereto as Exhibit A.

9.                                      Covenants Not to Compete or Solicit.  During Waggoner’s employment and for a period of (i) twenty-four (24) months following the termination of Waggoner’s employment if Waggoner’s employment terminates pursuant to Sections 5(b) or 7(a) hereof or (ii) twelve (12) months following the termination of Waggoner’s employment for any other reason, Waggoner shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

(a)                                 perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b)                                 induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of the Company or solicit the business of any customer or potential customer of the Company, whether or not Waggoner had personal contact with such entity; and

(c)                                  solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or independent contractor of the Company or any subsidiary of the Company to terminate his employment or relationship with the Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

In the event that Waggoner receives a waiver of the “non-competition” provision from the Company, which the Company may or may not grant in its sole discretion, Waggoner agrees that he will waive any further claim for severance and insurance benefits beginning on the date of his employment with a new organization, provided that such new employment is comparable to Waggoner’s employment with the Company in terms of salary and benefits.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any transportation or logistics-related services that are competitive with in any manner the services sold or offered by the Company during the Term.  The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 9 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 9 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

For the avoidance of doubt, the obligations set forth in Section 8 and this Section 9 shall survive the termination of Waggoner’s employment for any reason.

10.                               Equitable Remedies.  Waggoner acknowledges and agrees that the agreements and covenants set forth in Sections 8 and 9 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Waggoner breaches any of the terms of such covenants, and that in the event of Waggoner’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law.  Waggoner accordingly agrees that, in the event of any actual or threatened breach by Waggoner of any of such covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without posting any bond and without the necessity of showing actual monetary damages.  Nothing in this Section 10 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

11.                               Dispute Resolution.   In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Waggoner and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future).  Waggoner acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

12.                               Attorneys’ Fees.  Waggoner shall be entitled to recover from the Company his reasonable attorneys’ fees and costs if he prevails in an action to enforce any right arising out of this Agreement.  Such payment will be made as soon as practicable but no later than the fifteenth (15th) day of the third (3rd) month of the year following the year in which the action to enforce his rights is finalized.

13.                               Governing Law.  This Agreement has been executed in the State of Illinois, and Waggoner and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

14.                               Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Shares, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  In view of the personal nature of the services to be performed under this Agreement by Waggoner, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

15.                               Entire Agreement.  This Agreement, including its attached Exhibits, constitutes the entire employment agreement between Waggoner and the Company regarding the terms and conditions of his employment, with the exception of those provisions of the 2008 Plan (and any predecessor plan) and related award agreements incorporated by reference pursuant to Sections 5 and 7.  This Agreement supersedes all prior negotiations, representations or agreements between Waggoner and the Company, whether written or oral, concerning Waggoner’s employment.

16.                               No Conflict.  Waggoner represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Waggoner is a party or by which Waggoner is bound, including, without limitation, any non-competition or confidentiality agreement previously entered into by Waggoner.

17.                               Validity.  Except as otherwise provided in Section 9, above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

18.                               Modification. This Agreement may not be modified or amended except by a  written agreement signed by Waggoner and the Company.

19.                               Withholding.  All payments made to Waggoner pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to Waggoner for purposes of amounts due to Waggoner under this Agreement.

20.                               Adjustments Due to Excise Tax.

(a)                                 If it is determined that any amount or benefit to be paid or payable to Waggoner under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of Waggoner for the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to Waggoner (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to Waggoner is subject to the Excise Tax.  Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (i) the net amount of the Payments, without reduction (but after making the Deductions), over (ii) the amount of Excise Tax to which Waggoner would be subject in respect of such Payments.   In the event Payments are required to be reduced pursuant to this Section

20(a), Waggoner shall designate the order in which such amounts or benefits shall be reduced in a manner consistent with Section 409A.

(b)                                 The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Waggoner (the “Accountants”), shall prepare all calculations and make all determinations under this Section 20, including the assumptions to be used in arriving at any calculations.  For purposes of making the calculations and determinations under this Section 20, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Internal Revenue Code.  The Company and Waggoner shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 20.  The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

Echo Global Logistics, Inc.

By:	/s/ David B. Menzel
Name:	David B. Menzel
Its:	President and Chief Operating Officer

/s/ Douglas R. Waggoner
Douglas R. Waggoner